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EXHIBIT 99.1     PRESS RELEASE




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     NEWS FROM                              For further information, please call

                                                      Gil Lundstrom
                                                      President & CEO
       FIRST                                          (402)473-6239
      FEDERAL
     LINCOLN BANK                                     April 6, 1998

                                                      FOR IMMEDIATE RELEASE

     Home Office: 1235 N Street
          Lincoln NE 68508
   (402) 475-0521   1-800-288-0722


                FIRST FEDERAL LINCOLN SUSPENDS STOCK OFFERING
                         AND DELAYS SPECIAL MEETING

   The Board of Directors of First Federal Lincoln Bank announced today that it has suspended the conversion of the mutual savings bank to stock ownership.

   The Bank has been in the process of converting for several months and due to unforeseen complications relating to customer subscription rights it became necessary to suspend the offering.  The delay is expected to allow adequate time to address customer questions and further analyze the conversion process.

   Any funds received by the Bank prior to today's announcement for the purchase of stock will be returned promptly with interest. A new offering process will be implemented and a new special meeting of members will be scheduled only after all issues are reviewed and addressed. The stock offering and proxy solicitation for the special meeting is expected to proceed in the next few months.

   "We certainly apologize for any inconvenience this may have caused our customers," Gil Lundstrom, President and Chief Executive Officer said.

                                     -more-


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     At issue are subscription rights of customers at the Iowa stock subsidiary the Lincoln, Nebraska-based bank owns. The Bank will determined the composition of the class of eligible account holders before further proceeding with the stock offering and rescheduling the special meeting.

   "The Board felt that it was in the best interest of all concerned to cease the offering at this time rather than face any possible legal complications that might jeopardize the entire conversion process," Lundstrom said. "If the plan of conversion, including composition of the class of eligible account holders,

change materially, we will republish the revised plan of conversion for comment," Lundstrom added.

     Lundstrom stated he expects these issues to be resolved in an expeditious manner and hopes to introduce a new stock offering later this summer.

   First Federal Lincoln Bank is $1.0 billion financial institution with offices in Nebraska and Kansas and the parent of a $130 million Iowa bank subsidiary.

The Bank announced its intention to convert from mutual to stock ownership in

October 1997.



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